Exhibit 99.2
Omneon, Inc.
Index to Condensed Consolidated Financial Statements
(Unaudited)

Omneon, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	December	June
(in thousands, except share and per share data)	31, 2009	30, 2010

Assets
Current assets:
Cash and cash equivalents	$33,294	$32,243
Restricted cash	101	80
Short-term investments	2,000	5,999
Accounts receivable, net	20,137	16,932
Inventory	6,930	6,705
Prepaid expenses and other current assets	4,742	4,351
Deferred income taxes	3,804	3,804

Total current assets	71,008	70,114
Property and equipment, net	8,877	9,644
Other assets	1,771	1,090
Deferred income taxes	3,267	3,267

Total assets	$84,923	$84,115

Liabilities, convertible preferred stock and stockholders’ (deficit)
Current liabilities:
Accounts payable	$7,134	$5,747
Payroll and commissions liabilities	4,197	5,080
Accrued and other liabilities	3,648	3,187
Deferred revenues (net of associated costs)	12,995	10,235

Total current liabilities	27,974	24,249
Deferred revenues (net of associated costs)	998	1,434
Other long term liabilities	1,773	1,724

Total liabilities	30,745	27,407

Convertible preferred stock:
Series A-1 Convertible Preferred Stock, $0.001 par value; 11,363,661 shares authorized, issued and outstanding at December 31, 2009 and June 30, 2010; liquidation preference -$25,000 at December 31, 2009 and June 30, 2010	12,265	12,265
Series A-2.1 Convertible Preferred Stock, $0.001 par value; 512,901 shares authorized, issued and outstanding at December 31, 2009 and June 30, 2010; liquidation preference -$2,370 at December 31, 2009 and June 30, 2010	2,370	2,370
Series A-2.2 Convertible Preferred Stock, $0.001 par value; 1 share authorized, issued and outstanding at December 31, 2009 and June 30, 2010; liquidation preference-$1,513 at December 31, 2009 and June 30, 2010	757	757
Series A-3 Convertible Preferred Stock, $0.001 par value; 27,557 shares authorized, issued and outstanding at December 31, 2009 and June 30, 2010; liquidation preference -$9,369 at December 31, 2009 and June 30, 2010	9,341	9,341
Series A-4 Convertible Preferred Stock, $0.001 par value; 21,275 shares authorized, issued and outstanding at December 31, 2009 and June 30, 2010; liquidation preference -$4,681 at December 31, 2009 and June 30, 2010	4,669	4,669
Series A-5 Convertible Preferred Stock, $0.001 par value; 99 shares authorized, issued and outstanding at December 31, 2009 and June 30, 2010; liquidation preference—$10 at December 31, 2009 and June 30, 2010	10	10
Series A-6 Convertible Preferred Stock, $0.001 par value; 479,436 shares authorized, 444,944 shares issued and outstanding at December 31, 2009 and June 30, 2010; liquidation preference- $489 at December 31, 2009 and June 30, 2010	3,047	3,047
Series B-1 Convertible Preferred Stock, $0.001 par value; 5,121,952 shares authorized, issued and outstanding at December 31, 2009 and June 30, 2010; liquidation preference-$21,000 at December 31, 2009 and June 30, 2010	10,373	10,373
Series C-1 Convertible Preferred Stock, $0.001 par value; 1,474,587 shares authorized, 1,459,586 and — issued and outstanding at December 31, 2009 and June 30, 2010, respectively; liquidation preference — $42,007 and — at December 31, 2009 and June 30, 2010, respectively	21,101	21,129

Total convertible preferred stock	63,933	63,961

Stockholders’ deficit:
Common stock, $0.001 par value; 38,500,000 shares authorized at December 31, 2009 and June 30, 2010; 3,579,849 and 3,745,952 shares issued and outstanding at December 31, 2009 and June 30, 2010, respectively	4	4
Additional paid-in capital	55,797	57,809
Accumulated deficit	(65,556)	(65,066)
Accumulated other comprehensive loss	—	—

Total stockholders’ deficit	(9,755)	(7,253)

Total liabilities, convertible preferred stock and stockholders’ deficit	$84,923	$84,115

The accompanying notes are an integral part of these condensed consolidated financial statements

Omneon, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
(in thousands)	2009	2010	2009	2010

Revenues:
Product revenues	$21,924	$26,721	$47,355	$51,614
Service revenues	3,518	5,340	6,499	8,729

Total revenues	25,442	32,061	53,854	60,343
Cost of revenues:
Cost of product revenues	9,342	10,425	18,446	20,169
Cost of service revenues	1,981	2,879	3,987	5,141

Total cost of revenues (1)	11,323	13,304	22,433	25,310

Gross profit	14,119	18,757	31,421	35,033
Operating expenses:
Research and development (1)	6,660	6,259	13,674	12,455
Sales and marketing (1)	7,637	8,697	14,961	16,520
General and administrative (1)	2,331	2,809	4,752	5,190
Asset impairment charge	797	—	797	—

Total operating expenses	17,425	17,765	34,184	34,165

Income (loss) from operations before non-operating items and income taxes	(3,306)	992	(2,763)	868
Interest and other income (expense), net:
Interest and other income	7	197	22	287
Foreign currency losses	328	19	(157)	(78)
Benefit of preferred stock warrant liability	37	—	429	—

Total interest and other income (expense), net	372	216	294	209

Profit (loss) before income taxes	(2,934)	1,208	(2,469)	1,077
Income tax (benefit) provision	1,482	(650)	1,018	(586)

Net income (loss)	$(1,452)	$558	$(1,451)	$491

(1)	Includes stock-based compensation as follows:

Total cost of revenues	$82	$66	$164	$133
Research and development	317	227	614	434
Sales and marketing	329	377	704	738
General and administrative	362	315	687	638
The accompanying notes are an integral part of these condensed consolidated financial statements

Omneon, Inc.
Condensed Consolidated Statements of Cash Flow
(Unaudited)

	Six months ended
(in thousands)	June 30, 2009	June 30, 2010

Cash flows from operating activities:
Net income (loss)	$(1,451)	$491
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,992	3,122
Stock-based compensation expense	2,169	1,943
Asset impairment charge	797	—
(Gain) loss on sale/scrapping of fixed assets	35	(117)
Amortization of premium/discount on short-term investments	(35)	(6)
Amortization of lease incentive	(70)	(70)
Provision for bad debts and allowance for sales returns	(369)	185
Provision for excess and obsolete inventory	1,533	(292)
Benefit of preferred stock warrant liability	(429)	—
Changes in operating assets and liabilities:
Accounts receivable	2,295	3,020
Inventory	(6,330)	(591)
Prepaid expenses and other current assets	(1,660)	391
Other assets	(26)	9
Deferred income taxes	97	—
Accounts payable	(2,047)	(1,387)
Accrued and other liabilities	(3,751)	442
Deferred revenues (net of associated costs)	4,129	(2,324)

Net cash provided by (used in) operating activities	(1,121)	4,816

Cash flows from investing activities:
Purchase of property and equipment	(1,456)	(2,177)
Increase in restricted cash	(24)	21
Maturities of short-term investments	10,013	14,000
Purchases of short-term investments	(15,995)	(17,994)
Proceeds from sale of equipment	—	186

Net cash used in investing activities	(7,462)	(5,964)

Cash flows from financing activities:
Proceeds from exercises of common stock options	59	97

Net cash provided by financing activities	59	97

Decrease in cash and cash equivalents	(8,524)	(1,051)
Cash and cash equivalents, beginning of period	27,551	33,294

Cash and cash equivalents, end of period	$19,027	$32,243

Supplemental cash flow information:
Income taxes paid (refunds)	$2,866	$(240)
Noncash financing activities:
Inventory capitalized as test and demonstration equipment	945	1,494
Release of Series C-1 Convertible Preferred Stock from escrow	946	—
The accompanying notes are an integral part of these condensed consolidated financial statements

Omneon, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 1: BASIS OF PRESENTATION
Basis of Presentation. The accompanying unaudited condensed consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) which Omneon Inc. (“Omnoen,” or the “Company”) considers necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the interim periods presented. The interim results presented herein are not necessarily indicative of the results of operations that may be expected for the full fiscal year ending December 31, 2010, or any other future period. This financial information should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2009.
The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The year-end condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of Castify Holdings Limited (“Castify”) have been included in the Company’s operations since December 8, 2007, the date that Castify was acquired up to its disposal on July 29, 2009.
Use of Estimates. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
NOTE 2: RECENT ACCOUNTING PRONOUNCEMENTS
In October 2009, the FASB issued revised guidance for revenue recognition with multiple deliverables. This guidance impacts the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. Additionally, this guidance modifies the manner in which the transaction consideration is allocated across the separately identified deliverables by no longer permitting the residual method of allocating arrangement consideration. As permitted under the guidance, the Company adopted the revised guidance effective the first quarter of 2010 on a prospective basis. The adoption of the revised guidance in the first quarter of 2010 did not have a material impact on its consolidated results of operations or financial position.
In October 2009, the FASB issued revised guidance for the accounting for certain revenue arrangements that include software elements. This guidance amends the scope of pre-existing software revenue guidance by removing from the guidance non-software components of tangible products and certain software components of tangible products. As permitted under the guidance, the Company adopted the revised guidance effective the first quarter of 2010 on a prospective basis. The adoption of the revised guidance in the first quarter of 2010 did not have a material impact on its consolidated results of operations or financial position.
In January 2010, the FASB issued updated guidance related to fair value measurements and disclosures, which requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. In addition, in the reconciliation for fair value measurements using significant unobservable inputs, or Level 3, a reporting entity should disclose separately information about purchases, sales, issuances and settlements (that is, on a gross basis rather than one net number). The updated guidance also requires that an entity should provide fair value measurement disclosures for each class of assets and liabilities and disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring fair value measurements for Level 2 and Level 3 fair value measurements. The updated guidance is effective for interim or annual financial reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within

Omneon, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
those fiscal years. The adoption by the Company in the first quarter of 2010 did not have a material impact on its consolidated results of operations or financial position.
NOTE 3: FAIR VALUE
The applicable accounting guidance establishes a framework for measuring fair value and expands required disclosure about the fair value measurements of assets and liabilities. This guidance requires the Company to classify and disclose assets and liabilities measured at fair value on a recurring basis, as well as fair value measurements of assets and liabilities measured on a nonrecurring basis in periods subsequent to initial measurement, in a three-tier fair value hierarchy as described below.
The guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The guidance describes three levels of inputs that may be used to measure fair value:
•	Level 1 — Observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

•	Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The Company primarily uses broker quotes for valuation of its short-term investments.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The Company uses the market approach to measure fair value for its financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. During the six month period ended June 30, 2010, there were no nonrecurring fair value measurements of assets and liabilities subsequent to initial recognition.
The following table sets forth the fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2010, based on the three-tier fair value hierarchy:

(in thousands)	Level 1	Level 2	Level 3	Total

Assets:
Cash and cash equivalents (1)	$32,243	$—	$—	$32,243
Restricted cash	80	—	—	80
Short-term investments (2)	5,999	—	—	5,999

Total assets at fair value	$38,322	$—	$—	$38,322

1)	Consists of cash equivalents with remaining maturities of three months or less at the date of purchase and are composed primarily of US Government and Treasury Obligation money market mutual funds. The fair value of these securities is determined through market, observable and corroborated sources.

2)	Consists of marketable securities with remaining maturities of greater than three months at the date of purchase and are composed primarily of US Government and Treasury Obligation money market mutual funds. The fair value of these securities is determined through market, observable and corroborated sources.
Impairment of Investments
The Company monitors its investment for impairment on a periodic basis. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. In order to determine whether a decline in value is other-than-temporary, the Company evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the Company’s financial condition and business outlook, including key operational and cash flow metrics, current market conditions and future trends in our industry; and the Company’s

Omneon, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
relative competitive position within the industry. At the present time, the Company does not intend to sell its investments that have unrealized losses in accumulated other comprehensive income (loss). In addition, the Company does not believe that it is more likely than not that it will be required to sell its investments that have unrealized losses in accumulated other comprehensive income (loss) before the Company recovers the principal amounts invested. The Company believes that the unrealized losses are temporary and do not require an other-than-temporary impairment, based on our evaluation of available evidence as of June 30, 2010.
NOTE 4: INVENTORY
Inventory comprises:

	December	June
(in thousands)	31, 2009	30, 2010

Finished goods	$2,437	$2,437
Purchased components	3,332	2,504
Spares inventory	2,576	2,507

Total Inventory	8,345	7,448
Less long-term inventory	(1,415)	(743)

Inventory	$6,930	$6,705

NOTE 5: WARRANTY ACCRUAL
The Company offers warranties on certain products and records a liability for the estimated future costs associated with warranty claims, which is based upon historical experience and the Company’s estimate of the level of future costs. Warranty costs are reflected in the statement of operations as a cost of revenues and are recorded at the time that revenue is recognized. A reconciliation of the changes in the Company’s warranty accrual follows:

	December	June
(in thousands)	31, 2009	30, 2010

Warranty accrual, beginning of period	$1,664	$1,223
Accruals for warranties issued during the period	903	507
Expenses incurred during the period	(1,344)	(652)

Warranty accrual, end of period	$1,223	$1,078

NOTE 6: INCOME TAXES
The income tax provision includes U.S. federal, state and local, and foreign income taxes and is based on the application of a forecasted annual income tax rate applied to the current quarter’s year-to-date pre-tax income (loss). In determining the estimated annual effective income tax rate, the Company analyzes various factors, including projections of the Company’s annual earnings, taxing jurisdictions, in which the earnings will be generated, the impact of state and local income taxes, the Company’s ability to use tax credits and net operating loss carryforwards, and available tax planning alternatives. Discrete items, including the effect of changes in tax laws, tax rates, and certain circumstances with respect to valuation allowances or other unusual or non-recurring tax adjustments are reflected in the period in which they occur as an addition to, or reduction from, the income tax provision, rather than being included in the estimated effective annual income tax rate.
The Company conducts business globally and, as a result, files income tax returns in the U.S. Federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world, including such major jurisdictions as the United States, California and the United Kingdom. During 2009, the U.S. Internal Revenue Service closed its examination of the Company’s tax returns for tax years 2006 and 2007. There are no audits or examinations by other tax authorities. The U.S. federal statute of limitations remains open for years 2006 through 2009. The California statute of limitations remains open for years 2005 through 2009. The United Kingdom statute of limitations remains open for years 2006 through 2009.

Omneon, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
For the six months ended June 30, 2010, the Company’s effective tax rate was 54% compared to 41% for the same period a year ago, inclusive of discrete items.
NOTE 7: COMPREHENSIVE LOSS
The Company’s total comprehensive loss was as follows:

	June 30,	June 30,
(In thousands)	2009	2010

Net loss	$(1,451)	$ (491)
Change in unrealized loss on investments, net	(12)	2

Total comprehensive loss	$(1,463)	$(490)

NOTE 8: ACQUISITION BY HARMONIC
On May 6, 2010, Harmonic, Inc., a publicly-held company headquartered in Sunnyvale, California and organized under the laws of Delaware, entered into a definitive agreement to acquire the Company. Under the terms of the Agreement and Plan of Reorganization, Harmonic would acquire Omneon for (i) $190 million in cash plus the aggregate exercise price of vested stock options of Omneon, and subject to further adjustment based on Omneon’s cash, cash equivalents and restricted cash position and working capital position at the time of closing, and (ii) 17.1 million shares of Harmonic common stock. This represents a total purchase value of approximately $274 million, based on the closing price of Harmonic common stock on May 5, 2010, net of cash to be acquired of approximately $32 million. The cash portion of the purchase price is subject to adjustment in the event that Omneon’s cash, cash equivalents and restricted cash are more or less than $32 million at closing, and is also subject to a working capital adjustment. All unvested stock options and unvested restricted stock units issued by Omneon and outstanding at closing will be assumed by Harmonic. The proposed acquisition is subject to the approval of Omneon’s stockholders, and Harmonic has entered into voting agreements with holders of approximately 66% of Omneon’s outstanding shares of capital stock, pursuant to which such Omneon stockholders agree to vote in favor of the transaction. The proposed acquisition is also subject to other customary closing conditions and regulatory approvals, and is expected to close in the third quarter of 2010.
The proposed acquisition of the Company by Harmonic is intended to strengthen Harmonic’s competitive position in the digital media market and to broaden the Harmonic’s relationships with customers who produce and distribute digital video content, such as broadcasters, cable channels and other major owners of content. The acquisition is also intended to broaden Harmonic’s technology and product lines with digital storage and play-out solutions which complement its existing video processing products.
NOTE 9: CONTINGENCIES
Indemnification Agreements
Generally, the Company’s contracts contain standard indemnification provisions. Pursuant to these agreements, the Company agrees to indemnify, hold harmless, and reimburse the indemnified party for losses suffered or incurred by the indemnified party, in connection with any patent, or any copyright or other intellectual property infringement or certain other claims by any third party with respect to its products. The term of these indemnification agreements is specified by the respective agreements. The maximum potential amount of future payments it could be required to make under these indemnification agreements is generally capped and the Company has never incurred claims or costs to defend lawsuits or settle claims related to these indemnification agreements and accordingly has made no provision for liability under these agreements.

Omneon, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
Legal Matters
From time to time, the Company may be subject to claims and proceedings that arise in the ordinary course of its business. While management currently believes that resolving all of these matters, individually or in the aggregate, will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows, management’s view of these matters may change in the future due to inherent uncertainties.